Exhibit 99.2

May 18, 2016

Liberty announces payment of Additional Distribution and composition of Reference Shares under 0.75% Exchangeable Senior Debentures Due 2043 arising from mergers involving Charter Communications, Inc. and Time Warner Cable Inc.

ENGLEWOOD, Colo.--Liberty Interactive LLC ("Liberty"), a subsidiary of Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB), announces an additional distribution to the holders of its 0.75% Exchangeable Senior Debentures due 2043 (the "Debentures"). The amount of the additional distribution is $614.4332 per $1,000 original principal amount of Debentures (a ”Debenture”), which is attributable to the extraordinary cash distribution made to former holders of common stock of Time Warner Cable, Inc. (“TWC”) on May 18, 2016, in connection with the mergers involving Charter Communications, Inc. (“Charter”) and TWC (the “Charter/TWC Merger”).  The additional distribution is based on the “average transaction consideration” paid in the Charter/TWC Merger, as that term is defined in the Indenture for the Debentures.

Liberty expects to pay the additional distribution on June 16, 2016, to holders of record of the Debentures on June 1, 2016.  Under the Indenture for the Debentures, the original principal amount of the Debentures is reduced by an amount equal to each extraordinary distribution made to holders of the Debentures.  Thereafter, the adjusted principal amount is further reduced on each successive semi-annual interest payment date to the extent necessary to cause the semi-annual interest payment to represent the payment of an annualized yield of .075% of the adjusted principal amount.  This latter adjustment, to the extent it is made by reason of a particular extraordinary distribution that results in an adjustment to the principal amount of the Debentures, takes effect on the second succeeding interest payment date after the payment of that extraordinary distribution. Liberty has not previously paid an extraordinary distribution to holders of the Debentures.

Adjustments to the principal amount of the Debentures do not affect the amount of the semi-annual interest payments received by holders of the Debentures, which will continue to be a rate equal to 0.75% per annum of the original principal amount of the Debentures.  Below is a detail of the amount of the additional distribution being made on the Debentures announced today and the adjusted principal amount resulting from that payment, per $1,000 original principal amount of the Debentures:

June 16, 2016 Beginning Adjusted Principal	Additional Distribution	June 16, 2016 Ending Adjusted Principal
$1,000.00	$614.4332	$385.5668

Holders of the Debentures will not be entitled to the additional distribution if they transfer or submit through DTC a notice of exchange prior to June 1, 2016, the special record date for payment of the additional distribution.

As a result of the Charter/TWC Merger, the reference shares attributable to each $1,000.00 original principal of Debentures  consists of a basket of 3.1648 shares of Class A common stock of Charter (NASDAQ: CHTR), 5.1635 shares of common stock of Time Warner, Inc. (NYSE: TWX) and 0.6454 shares of common stock of Time, Inc. (NYSE: TIME).

About Liberty Interactive LLC

Liberty Interactive LLC is an intermediate subsidiary of Liberty Interactive Corporation, owning interests in a broad range of electronic retailing, media, communications, and entertainment businesses.

CONTACT:

Courtnee Chun

720-875-5420

SOURCE Liberty Interactive Corporation